Exhibit 99.1

News Release

Investor Relations:
Derek Drysdale, 816-854-4513, derek.drysdale@hrblock.com

Media Relations:
Kate O’Neill Rauber, 816-854-4287, kate.rauber@hrblock.com
NYSE: HRB

H&R Block Names William C. Cobb President and CEO

For Immediate Release: April 26, 2011

KANSAS CITY, Mo. –– H&R Block (NYSE:HRB) today announced that William C. Cobb has been appointed president and CEO, effective May 16.  Cobb will replace Alan Bennett, who was appointed CEO in July 2010.  Bennett will remain on the company’s board of directors through September.

 “Bill is a seasoned global business executive with a deep understanding of retailing, franchising, digital and international business,” said Robert A. Gerard, H&R Block’s chairman of the board.  “For the last 20 years, he has helped build some of the world’s top brands, including eBay, Pepsi-Cola, Pizza Hut, and Doritos.  Bill’s broad background is right for H&R Block, and his experience on our board will let him hit the ground running.”

From 2004 to 2008 Cobb served as president of eBay Marketplaces, eBay’s flagship division.  Under his leadership, eBay Marketplaces traded $25 billion in goods and services and reached a record $2.6 billion in revenue.  In addition to eBay’s U.S. performance, Cobb was responsible for affiliated businesses, including StubHub, Shopping.com, and Rent.com.  Prior to running eBay Marketplaces, Cobb led eBay’s International division to grow from $300 million in revenue to more than $1 billion in two years.  From 1987 until 2000 when he joined eBay, Cobb held several senior level positions at Pepsico and YUM! Brands, including senior vice president and chief marketing officer of International Marketing for YUM!, and senior vice president and chief marketing officer of Pizza Hut U.S.  Cobb joined H&R Block’s board in August 2010.

“H&R Block is an iconic company trusted by millions of people,” said Cobb. “Through our fabulous assets – from our core tax business to our Emerald Card to McGladrey – H&R Block plays an integral role in the lives of our clients.  The company’s proud heritage, loyal following, and dedicated tax professionals, franchisees, and associates, position us well for the future.  I’m excited to have the opportunity to build a new generation of success at H&R Block.”

 As part of the transition, Bennett will be available to Cobb as an advisor for one year.  Bennett has been a board member since 2008.  He was H&R Block’s interim CEO from November 2007 to August 2008.  After two unplanned terms as H&R Block’s CEO, Bennett is retiring and returning to his home in Connecticut.

“I look forward to serving as a resource to Bill,” said Bennett.  “I can confidently step down knowing that H&R Block has a strong balance sheet and the right leadership team in place.  Our management team delivered a powerful performance during the past nine months, and I’m certain this momentum will flourish under Bill’s leadership and long-term commitment to the company.”

“I want to thank Alan for his important contributions during the last year,” said Gerard. “Alan led H&R Block during turbulent times in the company’s history.  He returned H&R Block to its tax preparation roots and increased the number of clients we served.  Bill is the natural successor to build on these achievements.  We anticipate a seamless transition.”

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Conference Call
At 5 p.m. EDT today, H&R Block will host a conference call for analysts, institutional investors and shareholders. Alan Bennett and William C. Cobb will discuss the company’s tax season results and CEO transition. To access the call, please dial the number below approximately 5 to 10 minutes prior to the scheduled starting time:

U.S./Canada (877) 809-6980 or International (706) 758-0071
Conference ID: 60394187

The call will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed on the company’s investor relations Web site at www.hrblock.com. A replay of the call will be available beginning at 6 p.m. Eastern on April 26 and continuing until May 15, 2011 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International). The conference ID is 60394187. The webcast will be available for replay beginning on April 27.

About H&R Block
H&R Block Inc. (NYSE: HRB) is one of the world’s largest tax services providers, having prepared more than 550 million tax returns worldwide since 1955. In fiscal 2010, H&R Block had annual revenues of $3.9 billion and prepared more than 23 million tax returns worldwide, utilizing more than 100,000 highly trained tax professionals. The Company provides tax return preparation services in person, through H&R Block At Home™ online and desktop software products, and through other channels. The Company is also one of the leading providers of business services through RSM McGladrey. For more information, visit our Online Press Center.

Forward Looking Statements
This announcement may contain forward-looking statements, which are any statements that are not historical facts. These forward-looking statements, as well as the Company’s guidance, are based upon the Company’s current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company’s actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, uncertainties regarding the Company’s ability to attract and retain clients; meet its prepared returns targets; uncertainties and potential contingent liabilities arising from our former mortgage loan origination and servicing business; uncertainties in the residential mortgage market and its impact on loan loss provisions; uncertainties pertaining to the commercial debt market; competitive factors; the Company’s effective income tax rate; litigation defense expenses and costs of judgments or settlements; uncertainties regarding the level of share repurchases; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in Item 1A of the Company’s 2010 annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.